Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 23, 2010, relating to Management’s Assertions on Compliance with specified servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission Regulation AB in the Annual Reports of Discover Card Master Trust I and Discover Card Execution Note Trust on Form 10-K for the year ended November 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statement of Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust of the aforementioned report.

/s/ Grant Thornton LLP

Dallas, Texas

June 8, 2010